Ex 99.1

FOR IMMEDIATE RELEASE

Second Sight to Accelerate Development of Orion® Visual Cortical Prosthesis System

-- Positive Results of Early Feasibility Study and Significant Market Potential Drive Refined Strategy --

-- Company to Provide Continued Support for Existing Argus® II Users Worldwide --

LOS ANGELES — May 15, 2019 — Second Sight Medical Products, Inc. (NASDAQ: EYES) (“Second Sight” or the “Company”), a developer, manufacturer and marketer of implantable visual prosthetics that are intended to create an artificial form of useful vision for blind individuals, today announced its plan to accelerate the development and commercialization of its Orion Visual Cortical Prosthesis System (“Orion”). Orion holds the potential to provide useful artificial vision to individuals blind from many causes, including glaucoma, eye injury, diabetic retinopathy, optic nerve disease or injury, and retinitis pigmentosa (“RP”).

“Given the positive results of our Early Feasibility Study, we believe that Orion offers the most effective and quickest path forward to treat nearly all forms of blindness and address a significant unmet need,” said Will McGuire, President and Chief Executive Officer of Second Sight. “After an extensive strategic review, we view Orion as a more attractive platform for continued investment and technological improvement that will extend our leadership position in artificial vision. We remain encouraged by our discussions with the U.S. Food and Drug Administration (“FDA”) regarding Orion’s regulatory path and are pleased by recent developments with the Centers for Medicare and Medicaid Services (CMS) regarding reimbursement for products approved via the FDA’s Breakthrough Devices program.”

“To support these initiatives, we intend to add more than 25 new positions this year, including top research and development talent as we pursue technological improvements of Orion. We are also taking steps to further align our organizational capabilities and focus resources primarily on advancing Orion as well as prepare for future sales volumes that we expect to be orders of magnitude greater than Argus II.  Accordingly, we will suspend production of new Argus II systems in the near future as well as reduce ongoing commercial activities,” added McGuire.

“We remain committed to supporting existing Argus II users including pursuing regulatory approvals for the Argus 2s next-generation externals.  Our commitment to artificial vision is further evidenced by our continued investment in multiple research projects designed to enhance the user experience, such as the integration of object or facial recognition and thermal imaging, with our technology,” concluded McGuire.

Gregg Williams, Chairman of the Board, added, “Orion provides a tremendous opportunity to further advance the field of artificial vision while also addressing the needs of millions of blind individuals globally. With encouraging early clinical results, we believe now is the right time for the Company to transition to the Orion platform and focus on accelerating our development and clinical programs. Second Sight will continue providing support to existing Argus users worldwide while repositioning our resources to accelerate the market introduction of Orion.”

About the Orion Visual Cortical Prosthesis System

Leveraging Second Sight’s 20 years of experience in neuromodulation for vision, the Orion® Visual Cortical Prosthesis System (Orion) is an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease, and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. A six-subject early feasibility study of the Orion is currently underway at the Ronald Reagan UCLA Medical Center in Los Angeles and the Baylor College of Medicine in Houston. No peer-reviewed data is available yet for the Orion system. The Company anticipates enrolling additional feasibility subjects in 2019 while simultaneously negotiating the clinical and regulatory pathway to commercialization with the FDA as part of the Breakthrough Devices Program.

About Second Sight

Second Sight Medical Products, Inc. (NASDAQ: EYES) develops, manufactures and markets implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. A recognized global leader in neuromodulation devices for blindness, the Company is committed to developing new technologies to treat the broadest population of sight-impaired individuals. The Company’s U.S. headquarters are in Los Angeles, California, and European headquarters are in Lausanne, Switzerland. More information is available at www.secondsight.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward looking statements.” These statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “strategy,” “goal,” or “planned,” “seeks,” “may,” “will,” “expects,” “intends,” “believes,” “should,” and similar expressions, or the negative versions thereof, and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future, such as stated objectives or goals, our refinement of strategy, or that are not otherwise historical facts, are forward-looking statements. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including those risks and uncertainties described in or implied by the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K, filed on March 19, 2019, our Form 10-Q to be filed on May 15, 2019, and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto, or any change in events, conditions, or circumstances on which any such statement is based.

Investor Relations Contacts:

Institutional Investors

In-Site Communications, Inc.
Lisa Wilson, President
T: 212-452-2793
E: lwilson@insitecony.com
or

Individual Investors
MZ North America
Greg Falesnik, Managing Director
T: 949-385-6449
E: greg.falesnik@mzgroup.us

Media Contacts:
Nobles Global Communications
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E: Helen@noblesgc.com